UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 5, 2013

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orland, FL 32801

(Address of principal executive offices)

(407) 999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

On November 5, 2013, though a subsidiary, we became obligated pursuant to definitive purchase and sale agreements to purchase a 95% interest in a joint venture that will own two senior living residences located in in-fill locations in the Boston, MA area. Standish Village (“Standish”), located in Dorchester, MA, and Compass on the Bay (“Compass”), located in Boston, MA (together, the “SLR Boston Portfolio”), are being acquired from Bay View of Boston Associates Limited Partnership and Oaktree SLR, LLC, an affiliate of Senior Living Residences, neither of which is associated with us.

Senior Living Residences (“SLR”) will be our joint venture partner and operator in the $27.3 million transaction. SLR owns and operates senior living residences, in the New England area. They specialize in providing evidence-based treatment for the symptoms of Alzheimer’s in an assisted living setting.

The definitive purchase and sale agreement with respect to Standish was dated as of August 28, 2013, and amended on September 27, 2013, October 17, 2013, October 25, 2013, November 1, 2013, and November 4, 2013. The definitive purchase and sale agreement with respect to Compass was dated as of September 18, 2013, and amended on October 17, 2013, October 25, 2013, and November 1, 2013. Except with respect to specific contingencies, our right to terminate the agreement without the seller’s consent has expired. We would invest approximately $10.5 million for our 95% interest in the joint venture.

We expect to fund the purchase of the SLR Boston Portfolio with proceeds from the sale of preferred units of limited partnership interest in Sentio Healthcare Properties OP, L.P., our operating partnership to an affiliate of Kohlberg Kravis Roberts & Co. in accordance with a securities purchase agreement executed on February 10, 2013, and with proceeds from a mortgage loan from an unaffiliated lender.

In evaluating this acquisition and determining the appropriate amount of consideration to be paid for this acquisition, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties and analyzed how the property compares to comparable properties in its market.

In connection with the acquisition of the SLR Boston Portfolio, we paid a $272,500 deposit to an escrow account, and under the terms of the purchase and sale agreements, we are obligated to pay a portion of certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and escrow charges. Although most contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that remaining contingencies will be satisfied or that events will not arise that could prevent us from acquiring the property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: November 12, 2013	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer